Exhibit 99.1



Press Release

                                                     For Immediate Release
                                                         Contact: Dottye Robeson
                                                         Chief Financial Officer
                                                         Phone-574-722-3855
                                                         Fax-574-722-3857


     Logansport Financial Corp. Reports Earnings for the Three Months Ended
                                 March 31, 2004

Logansport, Indiana (April 22, 2004) Logansport Financial Corp., (NASDAQ Small Cap Market, LOGN), parent company of Logansport Savings Bank, reported net earnings for the three months ended March 31, 2004.

Net earnings for the three months ended March 31, 2004 totaled $263,000, compared to $364,000 for the three months ended March 31, 2003, a $101,000 decrease. Diluted earnings per share were $.29 for the quarter ending March 31, 2004 and $.41 for the quarter ending March 31, 2003. The decrease in earnings per share resulted from decreased net interest income due to a declining net interest margin. Logansport Financial Corp reported total assets at March 31, 2004 of $153.9 million, total deposits of $98.4 million and stockholders' equity of $16.6 million. Total loans increased slightly from December 31, 2003, from $102.4 million to $103.1 million. The company has commitments outstanding to purchase $6.5 million of adjustable rate multi-family loans in April, 2004.


The Annual Meeting of Shareholders of Logansport Financial Corp. was held on April 13, 2004. Brian Morrill and Susanne Ridlen were re-elected Directors. Also serving as Directors are Dr. Todd Weinstein, Charles Evans, William Tincher, Jr., James Bauer and David Wihebrink.

                           LOGANSPORT FINANCIAL CORP.
                       SELECTED FINANCIAL DATA (Unaudited)
                  (Dollars in thousands,except for share data)

                                                                       3/31/04          12/31/03


Total assets                                                          $ 153,868         $156,824

Loans receivable, net                                                   103,079          102,353
Allowance for loan losses                                                 1,772            1,751
Cash and cash equivalents                                                13,581           14,403
Securities, available for sale                                           29,739           32,549
Federal Home Loan Bank Stock                                              2,139            2,080
Equity Investment                                                           938              950
Deposits                                                                 98,440          103,757
Borrowings                                                               37,955           35,946
Shareholders' equity                                                     16,634           16,356
Shares Outstanding                                                      876,193          877,444
Nonperforming loans                                                       1,324            1,515
Real Estate Owned                                                           34                 -



                                                           Quarter ended 3/31      Quarter ended 3/31
                                                                  2004                    2003

Interest income                                                  $2,022                $2,195
Interest expense                                                  1,085                 1,117
Net interest income                                                 937                 1,078
Provision for loan losses                                            60                    90
Net interest income after provision                                 877                   988
Gain on sale of investments                                          39                    81
Gain on sale of loans                                                10                     5
Total other income                                                   97                    79
Loss on equity investment                                          (23)                  (24)
Total general, admin. & other expense                               656                   620
Earnings before income taxes                                        344                   509
Income tax expense                                                   81                   145
Net earnings                                                        263                   364
Basic earnings per share                                           $.30                  $.43
Diluted earnings per share                                         $.29                  $.41
Weighted average shares o/s                                     876,537               850,333
